Exhibit 99.1

Michael S. Steiner

290 NE 68th Street

Miami, FL 33138

(305) 754-4551

December 23, 2008

Board of Directors of Dryclean USA, Inc.

290 NE 68th Street

Miami, FL 33138

Gentlemen:

I am pleased to extend a proposal, on behalf of myself and William K. Steiner and Sheila S. Steiner, trustees of the William K. Steiner Revocable Trust (the “Steiner Family”), to acquire all of the outstanding shares of Common Stock of Dryclean USA, Inc. (the “Company”) not currently owned by the Steiner Family (the “Public Shares”). It is presently intended that the transaction would be structured as a cash merger in which each holder of Public Shares would receive $0.85 per share, or an aggregate of approximately $2.55 million, based on the number of Public Shares outstanding.

Consummation of the acquisition would be subject, among other things, to (i) entering into a definitive agreement with the Company with respect to the transaction, (ii) approval of the transaction by a special committee of the Company’s Board of Directors (the “Special Committee”) and the Company’s Board of Directors, (iii) receipt of satisfactory financing for the transaction and (iv) receipt of a fairness opinion from a financial advisor to the Special Committee that indicates that the proposed transaction is fair from a financial point of view to the holders of Public Shares.

We believe that our proposal is beneficial to both the Company and its public shareholders and is a fair one to the public shareholders. The proposed acquisition price of $0.85 represents a significant premium over today’s closing price on the New York Stock Exchange Alternext Market of $0.75.

We look forward to working with you and the advisors to the Special Committee to complete this transaction and hope you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

Sincerely,

/s/ Michael S. Steiner

Michael S. Steiner